Exhibit 10-F

INVESTMENT AGREEMENT

          This Investment Agreement (the “Agreement”) is made and entered into on this 18th day of December, 2002 (the “Effective Date”), by and between ZILA, INC., a Delaware corporation (“Zila”), and PHARMABIO DEVELOPMENT, INC., a North Carolinacorporation (“PharmaBio”).

RECITALS

          A.     Zila seeks to enter into a General Services Agreement (the “GSA”) with Quintiles, Inc., a North Carolina corporation and an affiliate of PharmaBio (“Quintiles”), whereby Quintiles will perform services relating to “A Phase III Study of Toluidine Blue Rinse as an Aid to the Detection of Locally Recurrent or New Primary Oral Cavity Cancers and Cancer In Situ (Protocol ZIL-301)”(the “Project”).

          B.     PharmaBio is willing to enter into this Agreement to provide to Zila the $500,000 investment in consideration of the royalties to be paid by Zila hereunder .

AGREEMENTS

          The parties hereby agree as follows:

          1.     Investment.  Within 30 days from the Effective Date, PharmaBio shall remit to Zila a cash payment of $500,000 (the “Investment”).

          2.     Royalty to PharmaBio.  In return for the Investment, Zila agrees to pay to PharmaBio an amount equal to 5% of all net sales of the OraTest product (the “Product”) in the European Union and the United States (the “Royalty”). When used herein, the term “Product” refers to OraTest and the underlying oral technology, as that brand name may change from time-to-time, for any and all indications, and regardless of whether the sales are generated directly by Zila or any partner or assignee of Zila. The Royalty shall be subject to the following cap: (a) the aggregate total Royalty shall be capped at $1 million if Zila has made $1 million worth of payments to PharmaBio by the fifth anniversary of the Effective Date; or (b) the aggregate total Royalty shall be capped at $1.25 million if Zila has made less than $1 million in payments to PharmaBio by the fifth anniversary of the Effective Date.  Upon reaching the applicable Royalty cap, Zila’s obligation to pay any further Royalties to PharmaBio shall terminate.  The Royalty shall be calculated on a quarterly basis ending on the last day of each of Zila’s fiscal quarters, and shall be paid by Zila within 60 days from the end of the applicable quarter.

          3.     Clinical Trial.  Zila agrees to enter into the GSA with Quintiles.  In the event Zila terminates the GSA within twelve (12) months following its execution, for reasons other than cause, or Quintiles terminates the GSA for cause, then PharmaBio shall have the right, but not obligation, to terminate this Agreement.  This option must be exercised in writing within thirty (30) days following the termination.  If PharmaBio exercises such right, then (i) Zila shall immediately, but in no event less than ten (30) days, pay to PharmaBio a cash payment equal to $500,000 (less any amounts received by PharmaBio as royalty payments through the date of option exercise), and (ii) PharmaBio’s right to royalty payments shall terminate.

          4.     Confidentiality and Publicity.  Neither party may discuss or disclose any information, or originate any publicity, news release, or other public announcement, written or oral, whether to the public press, stockholders, or otherwise, regarding the terms and conditions of this Agreement, or the performance by either party of its obligations under this Agreement.  However, the parties may discuss, disclose, or originate publicity, news releases, or other public announcements relating to information which (a) is or becomes generally available to the public other than as the result of an unauthorized disclosure by either party; (b) becomes available to either party in a manner that is not in contravention of any applicable laws from a source that is not bound by a confidential relationship with the other party; or (c) either party reasonably determines is appropriate for disclosure under any applicable law or is required to be disclosed by any law, court order, or other legal process, including, without limitation, federal securities laws.  With respect to disclosure under item (c) above, the disclosing party will notify  the nondisclosing  party of its obligations to disclose and (i) the non-disclosing party shall have the right to confirm through an opinion of the disclosing party’s counsel of the obligation to disclose, and (ii) the parties will coordinate all such disclosures to the reasonable satisfaction of both the parties. Zila shall provide PharmaBio reasonable information regarding marketing plans for the Product.

          5.     Binding Agreement and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Neither party may assign any of its rights or obligations under this Agreement to any individual or entity without the express written consent of the other party.  Without limiting the foregoing, Zila cannot assign any rights with respect to the Product without securing from the assignee an acknowledgement of the obligations under this Agreement.  In the event of any assignment by Zila, Zila shall remain bound by the royalty obligation contained herein.

          6.     Entire Agreement, Headings, and Modification.  This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations, and discussions.  The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.  Any modifications or amendments to this Agreement must be in writing and signed by both parties.

          7.     Choice of Law.  This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, exclusive of its conflicts of law provisions.

          8.     Waiver.  The waiver by either Party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

          9.     Severability.  In the event a court of competent jurisdiction declares any term or provision of this Agreement to be invalid or unenforceable for any reason, this Agreement will remain in full force and effect, and either: (a) the invalid or unenforceable provision(s) will be modified to the minimum extent necessary to make such provision(s) valid and enforceable; or (b) if such a modification is not possible, this Agreement will be interpreted as if such invalid or unenforceable provision(s) were not a part of this Agreement.

          10.    Counterparts.  This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will be an original of this Agreement.

[Signatures on Following Page]

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the Effective Date.

ZILA, INC.		PHARMABIO DEVELOPMENT, INC.

By:	/s/ DOUGLAS BURKETT Ph. D.	By:	/s/ PAUL CASEY

Name:	Douglas Burkett Ph. D.	Name:	Paul Casey
Title:	Chairman and President	Title:	Vice-President